Exhibit 3.91

E-Filed

Document must be filed electronically.
Paper documents will not be accepted.
Document processing fee $25.00
Fees & forms/cover sheets are subject to change.
To access other information or print copies of filed documents, visit www.sos.state.co.us and select Business.

Colorado Secretary of State
Date and Time: 04/15/2011 03:59 AM
ID Number: 20061397887

Document number: 20111227970
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-80-209 of the Colorado Revised Statutes (C.R.S.)

ID number: 20061397887

1. Entity name: High Sierra Water Services, LLC
   (If changing the name of the limited liability company, indicate name BEFORE the name change)

2. New Entity name: (if applicable) High Sierra Water Holdings, LLC

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):*
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the limited liability company's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________ *(mm/dd/yyyy)*

   OR

   If the limited liability company's period of duration as amended is perpetual, mark this box: ☑

6. *(Optional)* Delayed effective date: ____________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

7. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Gognat	Richard	J	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

3773 Cherry Creek North Drive
(Street name and number or Post Office Box information)

Suite 1000

Denver	CO	80209
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Document processing fee
If document is filed on paper — $10.00
If document is filed electronically — Currently Not Available

Fees & forms/cover sheets are subject to change.

To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business.

Paper documents must be typewritten or machine printed.

ABOVE SPACE FOR OFFICE USE ONLY

Statement of Change Changing Information Other Than Principal Office Address or Registered Agent Information

filed pursuant to §7-90-305.5 and, if applicable, §7-90-804 of the Colorado Revised Statutes (C.R.S.)

ID number: 20061397887

1. Entity name: High Sierra Water Services, LLC

2. True name: (if different from the entity name) ______

Complete lines 3 - 9 as applicable. You must complete section 10.

3. Document number: 20061397887
(required for change(s) to 4, 5, 6, 7 and/or 8 below)

4. Change of entity name of record (LLP, art. 61 LLLP or foreign entity only):
New entity name: High Sierra Water Holdings, LLC

5. Change of true name of record (LLP, art. 61 LLLP, general partnership or foreign entity only):
New true name: ______

6. Change of jurisdiction of formation of record (foreign entity only):
New jurisdiction of formation: ______

7. Change of entity form of record (foreign entity only):
New entity form: ______

8. Other change(s) not provided for above:

If other information contained in the filed document is being changed, mark this box ☐ and include an attachment stating the information to be changed and each such change.

If other information is being added or deleted, mark this box ☐ and include an attachment stating each addition or deletion.

9. *(Optional)* Delayed effective date: ______________________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

10. The true name and mailing address of the individual causing this document to be delivered for filing are

Gognat	Richard	J	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

c/o High Sierra Energy, LP
(Street number and name or Post Office Box information)
3773 Cherry Creek North Drive, Suite 1000

Denver	CO	80209
(City)	*(State)*	*(ZIP/Postal Code)*

	U.S.
(Province – if applicable)	*(Country)*

(If applicable, adopt the following statement by marking the box and include an attachment.)

☑ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).